Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 6, 2011, incorporated by reference in this Form S-4 of Chicago Bridge and Iron Company N.V., with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 13, 2012